Exhibit 99.1

Energy XXI Gulf Coast Appoints T.J. Thom as Chief Financial Officer

HOUSTON, August 24, 2017 (GLOBE NEWSWIRE) — Energy XXI Gulf Coast, Inc. (“EGC” or the “Company”) (NASDAQ:EXXI) today announced that it has appointed Tiffany J. (“T.J.”) Thom as Chief Financial Officer of the Company effective August 28, 2017. In light of Ms. Thom’s appointment, Hugh Menown has resigned as Executive Vice President, Chief Accounting Officer and Interim Chief Financial Officer to pursue other interests. Mr. Menown has agreed to serve as an advisor to the Company during a transition period.

Ms. Thom has more than 20 years of financial and operational experience in the energy industry, primarily offshore Gulf of Mexico operations. Most recently, Ms. Thom served as the Chief Financial Officer of KLR Energy Acquisition Corp. from January 2015 until April 2017, when it was combined with Tema Oil and Gas Company to form Rosehill Resources Inc. Ms. Thom served in positions of increasing responsibility for EPL Oil & Gas, Inc. (“EPL”) from October 2000 until its June 2014 acquisition by the Company’s predecessor, Energy XXI Ltd. Ms. Thom held the most senior financial position at EPL from July 2009 until the acquisition, serving as Executive Vice President and Chief Financial Officer when EPL was acquired. From 1992 to 2000, Ms. Thom served as Senior Reservoir Engineer for Exxon Production Company and ExxonMobil Company with operational roles, including reservoir engineering and subsurface completion engineering for numerous offshore Gulf of Mexico properties.

Ms. Thom has served as a director of Patterson-UTI Energy Inc. since August 2014. From October 2015 to October 2016, Ms. Thom served as a director of Yates Petroleum Corporation (“Yates”), a privately owned, independent oil and gas exploration and production company. During her tenure as a Yates director, Douglas E. Brooks, EGC’s Chief Executive Officer and President, previously served as Yates Chief Executive Officer. Ms. Thom holds a B.S. in Engineering from the University of Illinois and a Masters of Business Administration in Management with a concentration in Finance from Tulane University.

Douglas E. Brooks, EGC’s Chief Executive Officer and President, commented, “On behalf of our Board of Directors and the senior management team, we are extremely pleased to welcome T.J. as our Chief Financial Officer. Her experience and proven leadership, as well as her familiarity with a significant portion of our asset base, will serve our Company and its stockholders well. Having worked with T.J. before when she served on the Yates Board of Directors, I have seen her talents, her breadth of knowledge about the oil and gas industry, and her commitment to strong corporate governance and controls.”

Mr. Brooks continued, “I would also like to thank Hugh for his valuable service to the Company during his tenure here. For over 11 years, he has worked tirelessly in a number of key financial leadership roles and, most recently, was instrumental in facilitating the Company’s emergence from restructuring. On behalf of all of us at EGC, we wish him well in his future endeavors.”

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including those relating to the intent, beliefs, plans, or expectations of EGC are based upon current expectations and are subject to a number of risks, uncertainties, and assumptions. It is not possible to predict or identify all such factors and the following list should not be considered a complete statement of all potential risks and uncertainties relating to emergence from Chapter 11 or a change in EGC’s senior management team, including, but not limited to: (i) the effects of the departure of EGC’s senior leaders on the Company’s employees, suppliers, regulators and business counterparties and (ii) other risks and uncertainties. These risks and uncertainties could cause actual results, including project plans and related expenditures and resource recoveries, to differ materially from those described in the forward-looking statements. For a more detailed discussion of risk factors, please see Part I, Item 1A, “Risk Factors” of the Transition Report on Form 10-K for the transition period ended December 31, 2016 filed by EGC for more information. EGC will file reports and other information with the SEC going forward. EGC assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

About the Company

Energy XXI Gulf Coast, Inc. is an independent oil and natural gas development and production company whose assets are primarily located in the U.S. Gulf of Mexico waters offshore Louisiana and Texas. The Company’s near-term strategy emphasizes exploitation of key assets, enhanced by its focus on financial discipline and operational excellence. To learn more, visit EGC’s website at www.energyxxi.com.

Investor Relations Contact:

Al Petrie

Investor Relations Coordinator

apetrie@energyxxi.com

713-351-3171

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